(PRICE WATERHOUSE LETTERHEAD)

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PRICE WATERHOUSE LLP

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 1 to the registration statement on Form N-1A (the "Registration Statement") of our report dated May 15, 1995, relating to the statement of assets and liabilities of Schabacker
Select Fund at May 12, 1995, which appears in such Statement of Additional Information. We also consent to the references to us under the headings "Financial Statements" and "Independent Accountants" in the Statement of Additional Information and to the reference to us under the heading "Independent Accountants" in the Prospectus which constitutes part of this Registration Statement.

/S/ Price Waterhouse LLP

PRICE WATERHOUSE LLP
San Antonio, Texas
November 17, 1995